Corel and Vector Capital Sign Acquisition Agreement

Ottawa, Canada and San Francisco, CA June 6, 2003

Corel Corporation (NASDAQ: CORL, TSX: COR) and Vector Capital Corporation today announced that Corel Corporation ("Corel") and an affiliate of Vector Capital Corporation ("Vector") have entered into a definitive Acquisition Agreement (the "Agreement") providing for the acquisition by Vector of all of the outstanding common shares of Corel pursuant to a court-approved Plan of Arrangement (the "Arrangement"). If the Arrangement is approved by the court and the shareholders, Corel's shareholders will receive, subject to the conditions of closing, US$1.05 in cash for each common share held which will include all common shares which may become outstanding on the exercise of options, warrants and other securities exercisable for, convertible into or exchangeable for common shares. Upon the completion of the Arrangement, Vector and its affiliates will own all of the outstanding shares of Corel.

Corel's Board of Directors has agreed, subject to certain conditions, to recommend that shareholders approve the Arrangement and to facilitate the Arrangement by undertaking a pre-closing reorganization of certain assets, convening a meeting of the shareholders to consider and approve the Arrangement and by diligently pursuing the application for the required court approval. The agreement by Corel's Board of Directors is subject to the Board's fiduciary right to consider and support a superior proposal, in which event Vector will be entitled to elect to make a further proposal on terms which are as favourable as, or superior to, the terms of the superior proposal from a financial perspective. In the event that an agreement to implement the superior proposal is concluded, Corel would be required to pay Vector a termination fee of US$2.0 million as well as a portion of Vector's expenses relating to the Arrangement. Complete details of the Arrangement will be provided as part of the information circular that Corel will distribute to registered shareholders in July 2003.

"The Arrangement represents an opportunity for the shareholders of Corel to realize the value of their shareholdings. The price per share represents a premium of 42% to the market immediately prior to our announcement that Vector had entered into a non-disclosure and standstill agreement with Corel," said James Baillie, Chairman of Corel's Board of Directors. "With the assistance of Corel's financial advisor, CIBC World Markets Inc., we have assessed all of the strategic alternatives available to Corel to maximize value for its shareholders. We have also received the opinion of CIBC World Markets that the cash consideration to be received by the shareholders under the Arrangement is fair from a financial point of view. In light of these facts, the Board concluded that the proposal put forward is in the best interests of the company and its shareholders and has therefore confirmed the transaction subject to shareholder approval and the absence of a superior transaction proposal," said Mr. Baillie.

"We are extremely pleased to have reached a mutually-acceptable proposal with Corel," said Alex Slusky, Vector Capital's Managing Partner. "We believe strongly that Corel's best opportunity moving forward is as a private company. This all-cash transaction offers Corel's shareholders an attractive premium and relieves them of market and operating risk going forward. Without the costs and distractions of the public market, Corel's dedicated employees can focus on what they do best - delivering the highest quality software products to a diverse global customer base."

Corel expects to apply to the court for procedural instructions within the next two to three weeks with a view to holding a shareholders meeting to consider the Arrangement and, if approved by the shareholders and the court, completing the Arrangement by approximately the end of July 2003.